EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	John R. Lee
Senior Vice President
Chief Financial Officer
(205) 510-4051

PEMCO AVIATION GROUP ENGAGES FINANCIAL ADVISOR

BIRMINGHAM, AL. (June 23, 2005) – Pemco Aviation Group, Inc. (NASDAQ: PAGI), a leading provider of aircraft maintenance and modification services, today announced that it has engaged Bear, Stearns & Co. as its financial advisor to assist the Company in its exploration of strategic alternatives.

Michael E. Tennenbaum, Chairman, said “We are pleased to engage such experts to assist us in our deliberations.”

The Board of Directors has not agreed to accept any proposal or to take any other action with respect to any possible strategic transaction, and investors are cautioned that there can be no assurance that the consideration of various strategic alternatives by the Board will lead to any action by Pemco, including a definitive proposal or agreement with respect to a strategic combination on terms that the Board believes will be in the best interests of the stockholders of Pemco.

About Pemco

Pemco Aviation Group, Inc., with executive offices in Birmingham, Alabama, and facilities in Alabama and California, performs maintenance and modification of aircraft for the U.S. Government and foreign and domestic commercial customers. The company also provides aircraft parts and support and engineering services and develops and manufactures aircraft cargo systems, rocket vehicles and control systems, and precision springs and components. For more information: www.pemcoaviationgroup.com

This press release contains forward-looking statements made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as “believe,” “expect,” “intend” and other words and terms of similar meaning, in connection with any discussion of the Company’s prospects, financial statements, business, financial condition, revenues, and results of operations or liquidity. Factors that could affect the Company’s forward-looking statements include, among other things: negative effects arising from the Company’s previously announced investigation and restatement; changes in global or domestic economic conditions; the loss of one or more of the Company’s major customers; the Company’s ability to obtain additional contracts and perform under existing contracts; the outcome of pending and future litigation and the costs of defending such litigation; financial difficulties experienced by the Company’s customers; potential environmental and other liabilities; the inability of the Company to obtain additional financing; regulatory changes that adversely affect the Company’s business; loss of key personnel; and other risks detailed form time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2004. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to update or revise any forward-looking statements and is not responsible for changes made to this release by wire services or Internet services.